Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description sets forth certain material terms and provisions of our common shares, par value $0.01 per share, which is our only security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and also summarizes relevant provisions of the Maryland General Corporation Law (“MGCL”) and certain provisions of our Articles of Amendment and Restatement of the Declaration of Trust (the “declaration of trust”) and our Amended and Restated Bylaws (the “bylaws”). The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our declaration of trust and bylaws, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our declaration of trust, our bylaws and the applicable provisions of Maryland law for additional information.
General

Our authorized shares of beneficial interest consist of 500,000,000 common shares, par value $0.01 per share, and 200,000,000 preferred shares, par value $0.01 per share. Our declaration of trust, as permitted by Maryland law, authorizes our board of trustees, with the approval of a majority of the entire board and without any action on the part of our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares that we are authorized to issue or the number of authorized shares of any class or series. The authorized common shares and undesignated preferred shares are generally available for future issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. As of February 20, 2020, 134,881,352 common shares were issued and outstanding.
            Maryland's statutory law governing real estate investment trusts (or “REITs”) formed under Maryland law and our declaration of trust provide that none of our shareholders will be personally liable by reason of such shareholder's status as a shareholder for any of our obligations.
Dividend, Voting and Other Rights of Holders of Common Shares
            The holders of common shares are entitled to receive dividends when, if and as authorized by the board of trustees and declared by us out of assets legally available to pay dividends, if receipt of the dividends complies with the provisions in the declaration of trust restricting the ownership and transfer of our shares and the preferential rights of any other class or series of our shares.
            Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our common shares and except as may otherwise be specified in the terms of any class or series of shares of beneficial interest, the holders of common shares are entitled to one vote for each share on all matters on which shareholders are entitled to vote, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Generally, the holders of common shares do not have any conversion, sinking fund, redemption, appraisal or preemptive rights to subscribe to any securities. If we are dissolved, liquidated or wound up, holders of common shares will be entitled to share proportionally in any assets remaining after satisfying (i) the prior rights of creditors, including holders of our indebtedness, and (ii) the aggregate liquidation preference of any preferred shares then outstanding.
            Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our common shares, common shares have equal dividend, distribution, liquidation and other rights and have no preference or exchange rights. The rights, preferences and privileges of the holders of common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of preferred shares that we may designate and issue in the future.
Preferred Shares and Share Reclassification
            Under the terms of our declaration of trust, our board of trustees may classify any unissued preferred shares, and reclassify any unissued common shares or any previously classified but unissued preferred shares into other classes or series of shares, including one or more classes or series of shares that have priority over our common shares with respect to distributions or upon liquidation, and we are authorized to issue the newly classified shares. Prior to the issuance of shares of each class or series, the board of trustees is required by the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT Law, and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption for each such class or series. These actions may be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. As of the date hereof, no preferred shares are outstanding. Any preferred shares issued will be subject to ownership and transfer restrictions that are similar to the restrictions applicable to common shares (including a prohibition on owning more than 7.5% of the outstanding preferred shares of any class or series).
Power to Increase Authorized Shares and Issue Additional Common and Preferred Shares
            We believe that the power of our board of trustees, without shareholder approval, to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares in any class or series that we have authority to issue, to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue such classified or reclassified shares provides us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions may be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not currently intend to do so, it could authorize us to issue additional classes or series of common shares or preferred shares that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company, even if such transaction or change of control involves a premium price for our shareholders or shareholders believe that such transaction or change of control may be in their best interests.
Listing
            Our common shares are listed on the NYSE and trade under the symbol "JBGS."
REIT Qualification
            Under our declaration of trust, the board of trustees may revoke or otherwise terminate our REIT election without shareholder approval if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Transfer Agent and Registrar
The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.
Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws
The following description of certain provisions of Maryland law and our declaration of trust and bylaws is only a summary and does not purport to be a complete statement of the relevant provisions. The description is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Maryland law) for complete information on such provisions.
The Board of Trustees
Our declaration of trust and bylaws provide that the number of our trustees may be established, increased or decreased only by a majority of the entire board of trustees but may not be fewer than the number required by the Maryland REIT Law, which is currently one, nor, unless our bylaws are amended, more than 15, provided, however, that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Our declaration of trust also provides that, except as may be provided by our board of trustees in setting the terms of any class or series of shares, any vacancy may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will hold office for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is duly elected and qualifies.
Our declaration of trust initially divided our board of trustees into three classes and provides that the terms of the first, second and third classes will expire at our 2020 annual meeting of shareholders (the “2020 Annual Meeting”). Commencing with the 2020 Annual Meeting, all trustees will be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until their successors are duly elected and qualify. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares will be able to elect all of our trustees standing for election.
Under our bylaws, in any uncontested election of trustees, the affirmative vote of a majority of the votes cast for and against such nominee at a meeting of shareholders duly called and at which a quorum is present is required to elect a trustee. Our bylaws provide for plurality voting for contested trustee elections. Notwithstanding such vote requirement, our Corporate Governance Guidelines provide that any nominee in an uncontested election who does not receive a greater number of “for” votes than “against” votes shall promptly tender his or her offer of resignation to the board of trustees following certification of the vote. The Corporate Governance and Nominating Committee shall consider the offer to resign and shall recommend to the board of trustees the action to be taken in response to the offer, and the board of trustees shall determine whether to accept such resignation. The board of trustees shall publicly disclose its decision regarding the tendered resignation and the reasons therefor by a press release, in a Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.
Removal of Trustees
Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (defined as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the trust through willful misconduct, bad faith or active and deliberate dishonesty) and only by the affirmative vote of a majority of the shares then outstanding and entitled to vote generally in the election of trustees. This provision, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, precludes shareholders from removing incumbent trustees, except for cause and upon a majority affirmative vote, and filling the vacancies created by the removal with their own nominees.
Business Combinations
Under the Maryland Business Combination Act (the "MBCA"), a "business combination" between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder is prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. A business combination includes a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer, issuance or reclassification of equity securities or recapitalization. An interested shareholder is defined as:

•	a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the real estate investment trust's outstanding voting shares; or

•
an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which such person otherwise would have become an interested shareholder. In approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.
After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the real estate investment trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust; and

•
two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if, among other conditions, the real estate investment trust's common shareholders receive a minimum price, as defined under the MBCA, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
The MBCA permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder.
The MBCA may have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders. The MBCA may discourage others from trying to acquire control and increase the difficulty of consummating any offer.
As permitted by the MGCL, we have elected in our bylaws to opt out of the MBCA. However, we cannot assure you that our board of trustees will not opt to be subject to such provisions in the future, including opting to be subject to such provisions retroactively.
Control Share Acquisitions
            The Maryland Control Share Acquisition Act (the "MCSAA") provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, by officers or by employees who are trustees of the real estate investment trust are excluded from shares entitled to vote on the matter. "Control shares" are voting shares which, if aggregated with all other shares owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the real estate investment trust. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of trustees of the real estate investment trust to call a special meeting of shareholders to be held within 50 days of the demand to consider the voting rights of the control shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MCSAA, then the real estate investment trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the real estate investment trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or, if a meeting of shareholders is held at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a shareholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.
The MCSAA does not apply to (a) shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.
Our bylaws contain a provision exempting from the MCSAA any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Approval of Extraordinary Trust Action; Amendment of Declaration of Trust and Bylaws
Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge with or convert into another entity, unless the action is advised by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except for certain amendments described in our declaration of trust that require only approval by our board of trustees, our declaration of trust provides for approval of any of these matters by the affirmative vote of not less than a majority of all of the votes entitled to be cast on such matters. However, the partnership agreement of JBG SMITH LP, our operating partnership, provides that certain extraordinary transactions require, in addition to the consent of our shareholders, "partnership approval" from the limited partners of JBG SMITH LP (as defined in JBG SMITH LP’s partnership agreement).
Our bylaws provide that any provision of our bylaws may be amended, altered or repealed, and new bylaws adopted by the board of trustees or by the affirmative vote of holders of our shares representing not less than a majority of all the votes entitled to be cast on the matter.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought in our right or on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our trustees or officers or other employees or agents to us or to our shareholders, (c) any action asserting a claim against us or any of our trustees or officers or other employees or agents arising pursuant to any provision of the Maryland REIT Law or our declaration of trust or bylaws or (d) any action asserting a claim against us or any of our trustees or officers or other employees that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland (and any shareholder that is a party to any action or proceeding pending in such Court shall cooperate in having the action or proceeding assigned to the Business & Technology Case Management Program), or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Advance Notice of Trustee Nominations and New Business
            Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of trustees at a special meeting may be made only (i) by the board of trustees or (ii) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
Maryland Unsolicited Takeover Act
           Subtitle 8 of Title 3 of the MGCL, commonly referred to as the Maryland Unsolicited Takeovers Act ("MUTA"), permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•
a requirement that a vacancy on the board of trustees be filled only by the remaining trustees and, if its board is classified, for the remainder of the full term of the class of trustees in which the vacancy occurred; or

•	a majority requirement for the calling of a shareholder-requested special meeting of shareholders.
Our declaration of trust prohibits us from electing to be subject to any provision of MUTA unless such election is first approved by our shareholders by the affirmative vote of at least a majority of the votes entitled to vote on the matter. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, (1) we have a classified board until the 2020 Annual Meeting and (2) we vest in the board of trustees the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws
            The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our declaration of trust on removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.
Shareholder Meetings
            Our bylaws provide that annual meetings of our shareholders may only be held each year at a date, time and place determined by our board of trustees. Special meetings of shareholders may be called by the chairman of our board of trustees, our chief executive officer, our president, our board of trustees and our shareholders that hold a majority of all of the votes entitled to be cast on the matter. Only matters set forth in the notice of a special meeting of shareholders may be conducted at such a meeting.
Shareholder Action by Written Consent
            Under our declaration of trust, any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if (i) a unanimous consent setting forth the action is given in writing or by electronic transmission by all shareholders entitled to vote on the matter or (ii) the action is advised and submitted to the shareholders for approval by our board of trustees and a consent in writing or by electronic transmission is given by shareholders entitled to cast not less than the minimum number of votes that would be required to take the action at a meeting of our shareholders.
Limitation of Liability and Indemnification of Trustees and Officers
            Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting or eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

           Our declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the trustee's or officer's ultimate entitlement to indemnification, to (i) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while serving as our trustee or officer and at our request, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Our declaration of trust and bylaws also permit us, with the approval of the board of trustees, to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our employees, agents or predecessors.
            Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which ours does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a real estate investment trust to advance reasonable expenses to a trustee or officer upon the real estate investment trust's receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the real estate investment trust and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.
            We entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our officers, trustees or controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy and, therefore, unenforceable. We have purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.
Business Opportunities
           Our declaration of trust provides that our trustees who are also trustees, officers, employees or agents of Vornado Realty Trust ("Vornado") or any of Vornado's affiliates (each such trustee, a "Covered Person") shall have no duty to communicate or present any business opportunity to us, and we renounce any potential interest or expectation in, or right to be offered or to participate in, such business opportunity and waives to the maximum extent permitted from time to time by Maryland law any claim against a Covered Person arising from the fact that he or she does not present, communicate or offer any such business opportunity to us or any of our subsidiaries or pursues such business opportunity or facilitates the pursuit of such business opportunity by others; provided, however, that the foregoing shall not apply in a case in which a Covered Person is presented with a business opportunity in writing expressly in his or her capacity as our trustee. Accordingly, to the maximum extent permitted from time to time by Maryland law and except to the extent such business opportunity is presented to a Covered Person in writing expressly in his or her capacity as our trustee, (a) no Covered Person is required to present, communicate or offer any business opportunity to us and (b) any Covered Person, on his or her own behalf or on behalf of Vornado, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than us.
Proxy Access
            Our bylaws permit a shareholder, or group of up to 20 shareholders, owning at least 3% of our outstanding common shares, continuously for at least three years, to nominate and include in the our proxy statement for an annual meeting of shareholders, trustee nominees constituting up to the greater of two nominees or 20% of the board of trustees, provided that the shareholder(s) and the trustee nominee(s) satisfy the requirements specified in the bylaws.

Restrictions on Ownership and Transfer
The Beneficial Ownership Limit
    For us to maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year (except, in each case, with respect to the first taxable year for which an election to be taxed as a REIT is made). The Code defines "individuals" to include some entities for purposes of the preceding sentence. All references to a shareholder's ownership of common shares in this section "-The Beneficial Ownership Limit" assume application of the applicable attribution rules of the Code under which, for example, a shareholder is deemed to own shares owned by his or her spouse.
    The declaration of trust contains several provisions that restrict the ownership and transfer of our shares that are designed to safeguard us against loss of our REIT status. These provisions also seek to deter non-negotiated acquisitions of, and proxy fights for, us by third parties. The declaration of trust contains a limitation that restricts, with some exceptions, shareholders from owning more than 7.5% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series, including our common shares. We refer to this percentage as the "beneficial ownership limit."
    Shareholders should be aware that events other than a purchase or other transfer of common shares can result in ownership, under the applicable attribution rules of the Code, of common shares in excess of the beneficial ownership limit. For instance, if two shareholders, each of whom owns 6% of the outstanding common shares, were to marry, then after their marriage both shareholders would be deemed to own 12% of the outstanding common shares, which is in excess of the beneficial ownership limit. Similarly, if a shareholder who is treated as owning 6% of the outstanding common shares purchased a 50% interest in a corporation which owns 10% of the outstanding common shares, then the shareholder would be deemed to own 11% of the outstanding common shares immediately after such purchase. You should consult your tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.
Closely Held and General Restriction on Ownership
    In addition, common shares may not be transferred if, as a result of such transfer, more than 50% in value of the outstanding common shares would be owned by five or fewer individuals or if such transfer would otherwise cause us to fail to qualify as a REIT.
The Constructive Ownership Limit
    Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any shares owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. The attribution rules of the Code applicable for these purposes are different from those applicable with respect to the beneficial ownership limit. All references to a shareholder's ownership of common shares in this section "-The Constructive Ownership Limit" assume application of the applicable attribution rules of the Code.
    To ensure that our rental income will not be treated as nonqualifying income under the rule described in the preceding paragraph, and thus to ensure that we will not inadvertently lose our REIT status as a result of the ownership of shares by a tenant, or a person that holds an interest in a tenant, the declaration of trust contains an ownership limit that restricts, with some exceptions, shareholders from constructively owning, directly or indirectly, more than 7.5% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series. We refer to this 7.5% ownership limit as the "constructive ownership limit."
    Shareholders should be aware that events other than a purchase or other transfer of shares may result in ownership, under the applicable attribution rules of the Code, of shares in excess of the constructive ownership limit. As the attribution rules that apply with respect to the constructive ownership limit differ from those that apply with respect to the beneficial ownership limit, the events other than a purchase or other transfer of shares which may result in share ownership in excess of the constructive ownership limit may differ from those which may result in share ownership in excess of the beneficial ownership limit. You should consult your tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.
Automatic Transfer to a Trust If the Ownership Limits Are Violated
    The declaration of trust provides that a transfer of shares of any class or series that would otherwise result in ownership, under the applicable attribution rules of the Code, of shares in excess of the beneficial ownership limit or the constructive ownership limit would cause our shares of beneficial interest to be beneficially owned by fewer than 100 persons, would result in us being "closely held" (within the meaning of Section 856(h) of the Code) or would otherwise cause us to fail to qualify as a REIT, will be void and the purported transferee will acquire no rights or economic interest in the shares. In addition, our declaration of trust provides that, if the provisions causing a transfer to be void do not prevent a violation of the restrictions mentioned in the preceding sentence, the shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the beneficial ownership limit or the constructive ownership limit, or that would cause us to be "closely held" or otherwise fail to qualify as a REIT, will be automatically transferred to one or more charitable trusts (each, a "charitable trust") for the benefit of one or more charitable beneficiaries, appointed by us, effective as of the close of business on the business day prior to the date of the relevant transfer.
    Shares held in a charitable trust will be issued and outstanding shares. Pursuant to our declaration of trust, the purported transferee will have no rights in the shares held in a charitable trust and will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will have no right to vote or other rights attributable to the shares held in the charitable trust. Instead, our declaration of trust provides that the trustee of the charitable trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, to be exercised for the exclusive benefit of the charitable beneficiary. Under our declaration of trust, any dividend or other distribution paid prior to the discovery by us that the shares have been transferred to the charitable trust shall be paid by the holder of such dividend or other distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Subject to Maryland law, the trustee of the charitable trust has the authority (i) to rescind as void any vote cast by a purported transferee prior to the discovery by us that the shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.
    Under our declaration of trust, within 20 days of receiving notice from us that shares have been transferred to the charitable trust, the trustee of the charitable trust shall sell the shares held in the charitable trust to a person or persons, designated by the trustee, whose ownership of the shares will not violate the restrictions on ownership and transfer noted above. Upon such sale, our declaration of trust provides that the interest of the charitable beneficiary in the shares sold terminates and the trustee of the charitable trust is required to distribute the net proceeds of the sale to the purported transferee and to the charitable beneficiary as follows: the purported transferee will receive the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not purchase the shares for the market price (as defined in our declaration of trust) in connection with the event causing the shares to be held in the charitable trust, the market price of the shares on the date of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The trustee of the charitable trust may reduce the amount payable to the purported transferee by the amount of dividends and distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trust, as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be paid immediately to the charitable beneficiary. If, prior to the discovery by us that common shares have been transferred to the charitable trust, such shares are sold by a purported transferee, then (1) such shares shall be deemed to have been sold on behalf of the charitable trust and (2) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee would have been entitled to receive if such shares had been sold by the charitable trust, such excess shall be paid to the trustee upon demand.
    Our declaration of trust provides that any shares transferred to the charitable trust are deemed to have been offered for sale to us, or our designee. The price at which we, or our designee, may purchase the shares transferred to the charitable trust will be equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not purchase the shares for the market price in connection with the event causing the shares to be held in the charitable trust, the market price of the shares on the date of the event causing the shares to be held in the charitable trust and (ii) the market price of the shares on the date that we, or our designee, accepts the offer. Upon a sale to us, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported transferee and the trustee will distribute any dividends or other distributions held by the trustee with respect to such shares to the beneficiary.
    We may reduce the amount payable to the purported transferee by the amount of dividends and other distributions that have been paid to the purported transferee and are owed by the purported transferee to the charitable trust, as described above. Our right to accept the offer described above exists for as long as the charitable trust has not otherwise sold the shares held in trust.
    In addition, if our board of trustees determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of shares described above, the board of trustees may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Other Provisions Concerning the Restrictions on Ownership
    Our board of trustees, in its sole discretion, may prospectively or retroactively exempt persons from the beneficial ownership limit and the constructive ownership limit and increase or decrease the beneficial ownership limit and constructive ownership limit for one or more persons, if in each case the board of trustees obtains such representations, covenants and undertakings as the board of trustees may deem appropriate in order to conclude that such exemption or modification will not cause us to lose our status as a REIT. In addition, the board of trustees may require such opinions of counsel, affidavits, undertakings or agreements or a ruling from the Internal Revenue Service as it may deem necessary or advisable in order to determine or ensure our status as a REIT, and any such exemption or modification may be subject to such conditions or restrictions as the board of trustees may impose.
    The foregoing restrictions on transfer and ownership will not apply if the board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any of the foregoing restrictions is no longer required for REIT qualification.
    All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 1.0% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series must give a written notice to us containing the information specified in the declaration of trust by January 31 of each year. In addition, each shareholder will be required to disclose to us upon demand any information that we may request, in good faith, to determine our status as a REIT or to comply with Treasury regulations promulgated under the REIT provisions of the Code.
    The transfer and ownership restrictions described above may have the effect of precluding acquisition of control of us unless our board of trustees determines that maintenance of REIT status is no longer in our best interests or that compliance with any of the foregoing restrictions is no longer required for REIT qualification.